Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

RESTATED CERTIFICATE OF INCORPORATION

OF

ALPHATEC HOLDINGS, INC.

Alphatec Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The name of this Corporation is Alphatec Holdings, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 4, 2005.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Corporation’s Restated Certificate of Incorporation, declaring such amendment to be advisable and calling for the stockholders of the Corporation to approve such amendment. The resolutions setting forth the proposed amendment are as follows:

RESOLVED, that the first paragraph of Article FOURTH, Section A of the Corporation’s Restated Certificate of Incorporation shall be amended and restated in its entirety to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 420,000,000 shares, consisting of 400,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and 20,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). Of such 20,000,000 shares of Preferred Stock, 15,000,000 shares shall be designated as “New Redeemable Preferred Stock.””

THIRD: Thereafter, pursuant to a resolution by the Board of Directors of the Corporation, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware, and this Certificate of Amendment was duly adopted and approved in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the required vote of the stockholders of the Corporation. Accordingly, this Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by its duly authorized officer this 12th day of June, 2025.

ALPHATEC HOLDINGS, INC.

By:	/s/ Patrick S. Miles
Name:	Patrick S. Miles
Its:	Chairman and Chief Executive Officer